                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): February 26,1999



                           STRATEGIC DIAGNOSTICS INC.
               --------------------------------------------------
               (Exact name of Registrant as specified in charter)



            Delaware                   0-68440               56-1581761
  (State or Other Jurisdiction       (Commission          (I.R.S. Employer
       of Incorporation or               file               Identification
          Organization)                number)                 Number)



                               111 Pencader Drive
                             Newark, Delaware 19702
                    (Address of principal executive offices)


                                 (302) 456-6789
              (Registrant's telephone number, including area code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)  Financial Statements of HTI Bio-Products, Inc. (business acquired).

             Independent Auditors' Report                                   F-1
             Balance Sheets                                                 F-2
             Statements of Income                                           F-4
             Statements of Stockholders' Equity                             F-5
             Statements of Cash Flows                                       F-6
             Notes to Financial Statements                                  F-8

        (b)  Pro Forma Financial Information.

             Summary Information on Acquisition                             F-16

             Unaudited Pro Forma Consolidated Balance Sheet
             as of December 31, 1998                                        F-17

             Unaudited Pro Forma Consolidated Statement of
             Operations For the Year Ended December 31, 1998                F-18

        (c)  Exhibits.

             None

INDEPENDENT AUDITORS' REPORT



To the Stockholders
HTI Bio-Products, Inc.

We have audited the accompanying balance sheets of HTI Bio-Products, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HTI Bio-Products, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





Nation Smith Hermes Diamond, P.C.

March 31, 1999

A. FINANCIAL STATEMENTS OF HTI BIO-PRODUCTS, INC.

                             HTI Bio-Products, Inc.
                                 Balance Sheets

December 31,                                                                            1998                1997
-----------------------------------------------------------------------------------------------------------------

Assets (Note 4)
Current Assets
   Cash (Note 1(c) and 10(a))                                                    $   589,115        $   137,105
   Accounts receivable - net of allowance for doubtful
     accounts of $5,000 in 1998                                                      821,379            556,789
   Unbilled accounts receivable                                                        3,729             64,696
   Related party receivable (Note 8(a))                                               13,479             27,470
   Note receivable - stockholder (Note 8(c))                                          80,000                  -
   Note receivable - related party (Note 8(c))                                        20,000                  -
   Interest receivable (Note 8(c))                                                         -              6,400
   Inventories (Note 1(d) and 2)                                                     387,514            264,445
   Prepaid expenses and other assets                                                  60,737             42,699
-----------------------------------------------------------------------------------------------------------------

Total current assets                                                               1,975,953          1,099,604
Fixed Assets - Net (Notes 1(e), 3 and 5)                                             870,114            866,352
Note Receivable - Stockholder (Note 8(c))                                                  -             80,000
Other Assets - Net                                                                    24,748             25,239
-----------------------------------------------------------------------------------------------------------------

                                                                                  $2,870,815         $2,071,195
-----------------------------------------------------------------------------------------------------------------

                             HTI Bio-Products, Inc.
                                 Balance Sheets



December 31,                                                                           1998                1997
------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current Liabilities
   Current maturities of long-term debt (Note 5)                               $      44,561       $     53,870
   Accounts payable                                                                  190,669            155,984
   Accrued payroll expense and related taxes (Note 6(b))                             717,197            160,567
   Accrued liabilities                                                                38,805             49,260
   Related party payable (Note 8(a))                                                   3,168             33,785
   Deferred revenue                                                                   18,000             10,995
------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                          1,012,400            464,461
Long-Term Debt - Net of Current Maturities (Note 5)                                  628,053            652,545
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                   1,640,453          1,117,006

Commitments and Contingencies (Notes 4, 9, 12 and 13)
Stockholders' Equity (Note 6)
   Common stock, no par value; 5,000,000 shares
     authorized and $1,000,000 shares issued and
     outstanding                                                                     185,000            185,000
   Note receivable - stockholder (Note 8(c))                                         (95,000)           (95,000)
   Retained earnings (Note 11)                                                     1,140,362            864,189
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                         1,230,362            954,189
------------------------------------------------------------------------------------------------------------------

                                                                                  $2,870,815         $2,071,195
------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                             HTI Bio-Products, Inc.
                              Statements of Income



Years Ended December 31,                                                                1998               1997
----------------------------------------------------------------------------------------------------------------

Revenues                                                                          $5,637,873        $4,133,288
Direct expenses                                                                   (2,038,466)       (1,529,246)
Indirect expenses                                                                 (1,972,211)       (1,138,207)
----------------------------------------------------------------------------------------------------------------

Gross Profit                                                                       1,627,196         1,465,835
Operating expenses                                                                (1,353,782)       (1,072,607)
----------------------------------------------------------------------------------------------------------------

Operating income                                                                     273,414           393,228
----------------------------------------------------------------------------------------------------------------

Other Income (Expense)
   Interest expense                                                                  (68,268)          (67,110)
   Rental income                                                                      57,350            36,980
   Interest income                                                                    24,077            33,070
   Miscellaneous expense                                                             (10,400)           (9,091)
----------------------------------------------------------------------------------------------------------------

Total Other Income (Expense)                                                           2,759            (6,151)
----------------------------------------------------------------------------------------------------------------

Net Income                                                                       $   276,173       $   387,077
----------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                             HTI Bio-Products, Inc.
                       Statements of Stockholders' Equity

                                                    Common Stock                        Note
                                        --------------------------------------      Receivable-         Retained
                                               Shares            Amount             Shareholder         Earnings         Total
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                   1,000,000      $   185,000             $ (95,000)        $1,067,043     $1,157,043
    Distributions (Note 11)                            -                -                     -           (563,681)      (563,681)
    Warrant purchase (Note 4)                          -                -                     -            (26,250)       (26,250)
    Net income                                         -                -                     -            387,077        387,077
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                   1,000,000          185,000               (95,000)           864,189        954,189
    Net income                                         -                -                     -            276,173        276,173
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                   1,000,000      $   185,000             $ (95,000)        $1,140,362     $1,230,362
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                             HTI Bio-Products, Inc.
                            Statements of Cash Flows


Years Ended December 31,                                                            1998                 1997
----------------------------------------------------------------------------------------------------------------

Cash Flows From Operating Activities
   Net income                                                                 $   276,173         $   387,077
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                                 107,747              84,744
     Bad debt expense                                                               5,000                   -
     Changes in operating assets and liabilities:
       Accounts receivable                                                       (269,590)            (28,863)
       Unbilled accounts receivable                                                60,967             (23,232)
       Related party receivable                                                    13,991             (21,816)
       Interest receivable                                                          6,400              (6,400)
       Inventories                                                               (123,069)            (40,022)
       Prepaid expenses and other assets                                          (18,038)            (12,272)
       Other assets                                                                     -             (13,057)
       Accounts payable                                                            34,685              (2,613)
       Accrued payroll expense and related taxes                                  556,630             126,150
       Accrued liabilities                                                        (10,455)             21,617
       Related party payable                                                      (30,617)             29,303
       Deferred revenue                                                             7,005               5,995
----------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                         616,829             506,611
----------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
   Purchases of fixed assets                                                     (111,018)           (131,319)
----------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
   Payments on long-term debt                                                     (33,801)            (21,968)
   (Increase) decrease in related party receivable                                (20,000)            113,989
   Distributions to stockholders                                                        -            (563,681)
   Increase in stockholder notes payable                                                -              33,000
   Purchase of warrants relating to debt agreement                                      -             (26,250)
   Note receivable stockholder                                                          -               5,550
----------------------------------------------------------------------------------------------------------------

Net cash used in financing activities                                             (53,801)           (459,360)
----------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                             HTI Bio-Products, Inc.
                       Statements of Cash Flows, Continued


Years Ended December 31,                                                             1998                1997
----------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                               452,010            (84,068)
Cash and Cash Equivalents at Beginning of Year                                     137,105            221,173
----------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Year                                       $   589,115        $   137,105
----------------------------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Information:
Cash paid during the year for:
    Interest                                                                   $    68,268        $    67,110
    Income taxes                                                               $       800        $       800
----------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                             HTI Bio-Products, Inc.
                          Notes to Financial Statements


1.   Summary of     A summary of the Company's significant accounting policies
     Significant    consistently applied in the preparation of the accompanying
     Accounting     financial statements follows.
     Policies

(a)  Business       The Company was incorporated under the laws of the State of
     activity       California on September 5, 1990. The Company's primary
                    business activity is the production and sale of polyclonal antibodies for diagnostic use in research and in commercial pharmaceutical products mainly in California.

(b)  Use of         The preparation of financial statements in conformity with
     estimates      generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(c)  Cash and cash  The Company considers all highly-liquid investments with
     equivalents    original maturities of three months or less to be cash
                    equivalents.

(d)  Inventories    Inventories are valued at the lower of cost or market. Cost is determined on the first-in first-out method of accounting using standard costs for labor and materials.

(e)  Depreciation   Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on either the straight-line or double declining balance method, generally over three to five years.

                    Maintenance, repairs, and minor renewals are charged to operations as incurred. Upon sale or disposition of properties, the asset account is relieved of the cost, the accumulated depreciation account is charged with depreciation taken prior to the sale, and any resultant gain or loss is credited or charged to earnings.

(f)  Income taxes   The Company elected S corporation status for federal and
                    California income tax purposes in 1990. Under the federal tax provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, all taxable income and tax benefits are passed through to the shareholders. The income tax expense in the statements of income is the provision for California franchise tax expense at the statutory rate of 1.5% with a minimum tax of $800.

(f)  Income taxes,  As of December 31, 1998, the Company had research and cont'd development tax credit carryforwards of approximately $14,000 to offset future taxable income. The Company has recognized a deferred tax asset relating to these carryforwards and a 100% valuation allowance against it. The valuation allowance increased approximately $10,000 from 1997.

                    Due to the acquisition of the stock in February 1999 by a C corporation, the Company lost its S corporation status (see
                    Note 13).

(g)  Research and   The Company is actively engaged in new product development
     development    efforts. Research and development expense relating to
                    possible future products are expensed as incurred. Total expense was approximately $972,000 and $734,000 for 1998 and 1997, respectively.

2.   Inventories    Inventories consisted of the following:

                    December 31,                             1998          1997
                    ------------------------------------------------------------
                    Finished goods                     $   92,093    $   59,778
                    Work in process                        27,251        32,883
                    Raw materials                         268,170       171,784
                    ------------------------------------------------------------
                                                       $  387,514    $  264,445
                    ------------------------------------------------------------

3.   Fixed Assets   Fixed assets consisted of the following:

                    December 31,                             1998          1997
                    ------------------------------------------------------------

                    Building                           $  585,000    $  585,000
                    Equipment                             405,202       306,221
                    Land                                  215,872       215,872
                    Furniture, fixtures, computers
                       and software                        98,070        86,033
                    Livestock                              50,000        50,000
                    ------------------------------------------------------------
                                                        1,354,144     1,243,126
                    Less accumulated depreciation        (484,030)     (376,774)
                    ------------------------------------------------------------
                                                       $  870,114    $  866,352
                    ------------------------------------------------------------

                    Depreciation expense was $107,747 and $84,744 for 1998 and 1997, respectively.

4. Line of Credit   During 1997, the Company and a related entity entered into a revolving loan agreement with a bank that allowed the Company to borrow up to 80% of eligible accounts receivable.
                    Maximum borrowings under the agreement were limited to $1,000,000. Interest was payable monthly at the bank's reference rate (7.75% at December 31, 1998) plus .85%. The revolving loan was secured by all the assets of the Company and personally guaranteed by the majority shareholder. It was cross-collateralized by the assets of the related entity. The outstanding balance at December 31, 1998 was $375,000 which was recorded on the financial statements of the related entity.

                    The revolving loan contained certain restrictive covenants, calculated quarterly. In addition, the loan agreement limited the declaration and payment of dividends or distributions to shareholders. At December 31, 1998, the Company and related entity were in compliance with the loan covenants.

                    As part of a revolving joint borrowing facility with the related entity, the Company may borrow up to $500,000 at an interest rate of prime (7.75% at December 31, 1998) plus .75%. On March 9, 1999, the principal balance outstanding converted to a non-revolving term loan, due January 2004. The debt was collateralized by the Company assets and a stockholder guarantee. The Company had no borrowings under this facility at December 31, 1998.

                    The Company and the related entity had a line of credit agreement with a bank which was paid in full during 1997. In connection with the line of credit and a term loan agreement, the Company granted stock warrants to the bank equal to 3.75% of outstanding shares at September 1, 1995. The warrants provided for a put option equal to $52,500. This option was exercised and paid by the Company and the related entity during 1997 resulting in changes to the Company's and related entity's retained earnings of $26,250.

                    The Company was a guarantor on two term loans with the related entity. All of the proceeds went to the related entity which made the payments required under the loan agreement. The loans were payable in monthly installments totaling $27,502, with an interest rate of prime (7.75% at

                    December 31, 1998) plus 1%. The loans were due in August 2001 and August 2002 and were subject to collateral and covenant agreements. At December 31, 1998, the Company and related entity were in compliance with the loan covenants. The outstanding balance at December 31, 1998 was $801,650 which was recorded on the financial statement of the related entity.

                    The bank credit facilities that were in the name of the Company and the related entity, as joint borrowers, were paid in full and closed when the related entity was acquired in January 1999 (see Note 12).

5. Notes Payable    Notes payable consisted of the following:

                    December 31,                                                1998                 1997
                    --------------------------------------------------------------------------------------
                    SBA  guaranteed note payable to a bank, due in 300
                       monthly installments of $4,874, including
                       interest at a rate (established quarterly) of
                       prime (7.75% at December 31, 1998) plus 1.5%.
                       This note is secured by equipment and land.         $ 541,053            $ 548,323

                    Note payable for purchase of land, due in 120
                       monthly installments of $2,295, including
                       interest, at a rate of 10%. This note is
                       secured by a second trust
                       deed on the land.                                     109,361              125,092

                    Unsecured demand notes payable to
                       shareholders.  Interest is payable
                       annually at 8%.                                        22,200               33,000
                    --------------------------------------------------------------------------------------
                                                                             672,614              706,415
                    Less current maturities                                  (44,561)             (53,870)
                    --------------------------------------------------------------------------------------
                    Long-term portion                                      $ 628,053            $ 652,545
                    --------------------------------------------------------------------------------------

                    Subsequent to December 31, 1998, the SBA guaranteed note payable and the shareholder note payable balances were paid in full. They are included in the future minimum payment schedule below. Future minimum payments are as follows:

                    Year Ending December 31,
                    -----------------------------------------------------------
                                1999                              $     44,561
                                2000                                    29,031
                                2001                                    31,991
                                2002                                    35,252
                                2003                                    38,846
                                Thereafter                             492,933
                    -----------------------------------------------------------
                                                                   $   672,614
                    -----------------------------------------------------------

6.   Common
     Stock

(a)  Stock options  During 1998, the Company granted nonqualified stock options to certain employees under which the employees have options to purchase shares of the Company's common stock. These options are fully vested at the date of grant.

                    The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock options. There has been no compensation cost charged against income for the options for 1998. Had compensation cost for the Company's stock options been determined based on their fair value at the grant dates consistent with the method of FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been decreased to the pro forma amount indicated below. The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of 6% and expected life of one year.

                    Year Ended December 31, 1998
                    ------------------------------------------------------------
                      As reported                                   $   276,173
                      Pro forma                                     $   245,082
                    ------------------------------------------------------------

                    A summary of nonqualified stock option activity is as follows:


                                                                         Number of    Weighted average
                                                                           shares      exercise price
                    ------------------------------------------------------------------------------------
                    Options outstanding at December 31, 1997                      -         $8.95
                      Granted                                                61,371         $8.95
                      Exercised                                                   -          $ -
                    ------------------------------------------------------------------------------------
                    Options outstanding at December 31, 1998                 61,371         $8.95
                    ------------------------------------------------------------------------------------

                    In February 1999, the options were cancelled by the Company.

(b)  Stock bonus    In return for prior services and for voluntarily cancelling the options, the Company granted 61,371 shares of common stock to selected employees. Compensation expense of $548,865 was accrued at December 31, 1998.


7.   Employee       The Company has a 401(k) retirement plan for all eligible
     Benefit Plan   employees. Eligible employees may elect to contribute up to
                    15% of their gross salary, not to exceed federal tax law limitations. The Company's optional contribution match is up to 50% of employee deferrals, but not to exceed $500. The total expense was approximately $11,000 and $12,000 for 1998 and 1997, respectively.

8.   Related Party
     Transactions

(a)  Related party  As of December 31, 1998 and 1997, the Company had a $13,479
     receivable     and $27,470 receivable from and a $3,168 and $33,785
     (payable)      payable, respectively, to a related party for rents and
                    operating expenses shared by the two companies. Both companies were majority owned by the same shareholder at December 31, 1998 and 1997.

(b)  Rental income  During 1997 and 1998, the Company leased some of its facilities to the related party. Annual revenue from this month-to-month lease was approximately $48,000 and $25,500 for 1998 and 1997, respectively.

(c)  Note           On December 31, 1995, the Company issued 125,000 shares of
     receivable     common stock to an officer of the Company for one dollar per share. The Company received a note receivable for $95,000 with no specified payment schedule and 8% interest due annually. The note stated that, if the officer continues employment with the Company through December 31 of each calendar year, accrued interest will be forgiven. In
                    February 1999, the note plus accrued interest was forgiven.

                    The Company also has a demand note receivable from a stockholder for $80,000 with 8% interest due annually. The note plus accrued interest was paid in full in February 1999. As a result, the note has been classified as a current asset at December 31, 1998. At December 31, 1997, management did not intend to call the note and accordingly classified the note as a non-current asset.

                    At December 31, 1998, the Company has a demand note receivable from a related party for $20,000 with 10% interest due annually. The note and accrued interest were paid in full in February 1999. Accordingly, the note has been classified as a current asset at December 31, 1998.

(d)  Operating      The Company shares certain staff with a related party and
     expenses       the related salaries are allocated between the two
                    companies. The shared staff includes the chief executive officer, all financial staff and certain husbandry personnel. Certain costs of the Santa Ysabel facility, such as gas and electric, are also shared by the two companies.

(e)  Lease          On December 31, 1996, the Company and the related party
     guarantee      guaranteed an equipment lease entered into by the majority shareholder. The Company has a month-to-month lease on this equipment with the shareholder. Lease expense for equipment was approximately $55,000 and $35,000 for 1998 and 1997, respectively.

9.   Commitments    The Company leases office space and equipment under
     and            non-cancelable operating leases. Rent expense under these
     Contingencies  leases was approximately $117,000 and $57,000 for 1998 and
                    1997, respectively.

                    Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

                    Year Ending December 31,
                    ------------------------------------------------------------
                                1999                                $   172,743
                                2000                                    170,240
                                2001                                    137,887
                                2002                                    103,904
                                2003                                     21,157
                    ------------------------------------------------------------
                                                                    $   605,931
                    ------------------------------------------------------------

10.  Concentrations


(a)  Credit risk    The Company maintains its primary operating account at a
                    financial institution located in San Diego, California. The account is insured by the Federal Deposit Insurance
                    Corporation up to $100,000. At December 31, 1998, the
                    Company's uninsured cash balance was approximately $575,000.
                    Management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

(b)  Customer       During 1998, the Company had revenues from four customers of approximately $3,500,000 (62.5%). The combined accounts receivable at December 31, 1998 was approximately $418,000 from those four customers.

(c)  Suppliers      The Company currently contracts with several suppliers to
                    supply animals, animal feed and project supplies. Although there are a limited number of suppliers which could provide animals and supplies, management believes other suppliers could provide the animals and supplies. A change in suppliers, however, could cause a delay in operations and adversely affect results.

11.  Distributions  During 1998, the Company did not make distributions to the shareholders. During 1997, the Company distributed $563,681 in cash from its retained earnings. The Directors considered these distributions necessary for the shareholders to pay their personal income tax attributable to the Company's net income and provide a loan to a related company.

12.  Subsequent     In March 1999, all of the outstanding stock of the Company
     Event          was acquired by an unrelated party. As part of the
                    acquisition, certain liabilities were paid by the acquiring company. (See Notes 5, 6(b) and 9)

                    The Company's sister company was acquired by new owners in January 1999.

13.  Year 2000      The Company could be adversely affected if the computer
     Issue          systems it, its suppliers or its customers use do not
     (Unaudited)    properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue.
                    Additionally, this issue could impact non-computer systems and devices such as production equipment. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

B. PRO FORMA FINANCIAL INFORMATION

On February 26, 1999, the Company completed the acquisition of HTI Bio-Products, Inc., a privately held manufacturer of custom and proprietary antibody products and services located near San Diego, CA (HTI). Under the terms of the agreement to acquire HTI, the Company paid approximately $8.1 million in cash, issued 556,286 shares of Series B preferred stock and assumed approximately $100 of long term debt. The preferred shares convert into common shares on a 1-for-1 basis at any time at the option of the holder, and at the option of the Company when the closing price of the Company's stock exceeds $3.50 for a period of 10 days, and carry a cumulative, annual cash dividend of $0.175 per share and a liquidation preference. The Company is also obligated to pay a percentage of net sales of certain products over the next three years, not to exceed $3 million. Approximately $6 million of acquisition financing has been provided by the Company's commercial bank, with the balance coming from existing cash on hand.

The following unaudited pro forma statement of operations for the year ended December 31, 1998, gives effect to the acquisition of HTI Bio-Products Inc. ("HTI") by Strategic Diagnostics Inc. (The "Company") as if it had occurred on January 1, 1998. The following unaudited pro forma balance sheet at December 31, 1998, gives effect to the acquisition as if it had occurred on December 31, 1998.

The unaudited pro forma statement of operations for the year ended December 31, 1998, is based upon the historical operating results of the Company and HTI for such period. The pro forma statement of operations excludes material non-recurring charges relating to purchased in-process research and development. Such amount totaled $3.5 million at the acquisition date.

The pro forma financial statements may not be indicative of the results that actually would have been attained if the acquisition had occurred on the dates indicated or which may be attained in the future.

The pro forma adjustments are described in the accompanying footnotes to the pro forma financial statements. The pro forma financial statements should be used in conjunction with the notes and financial statements of SDI and HTI included in SDI's annual report on Form 10-K for the year ended December 31, 1998, and the HTI audited financial statements for the years ended December 31, 1998 and 1997 included within this Form 8-K/A.

                  STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                       (in thousands, except share data)

                                                                                                 As of December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1998          1998                       1998
                                                                                     SDI           HTI        Purchase   Combined
 ASSETS                                                                           Actual        Actual     Adjustments  Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------
 CURRENT ASSETS:
          Cash and cash equivalents                                              $ 1,864          $589      $     -         $2,453
          Short-term investments                                                   3,990             -       (2,168)(1)      1,822
          Receivables, net                                                         3,653           938            -          4,591
          Inventories                                                              1,855           388            -          2,243
          Other current assets                                                       469            61          (27)(2)        503
-----------------------------------------------------------------------------------------------------------------------------------
                   Total current assets                                           11,831         1,976       (2,195)        11,612
-----------------------------------------------------------------------------------------------------------------------------------

 PROPERTY AND EQUIPMENT, net                                                         835           870          134(1)       1,839
 OTHER ASSETS                                                                        494            25            -            519
 INTANGIBLE ASSETS, net                                                            1,933             -        3,985(1)       5,918
-----------------------------------------------------------------------------------------------------------------------------------
                   Total assets                                                  $15,093        $2,871       $1,924        $19,888
-----------------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
 CURRENT LIABILITIES
          Accounts payable                                                          $802          $194       $    -           $996
          Accrued expenses                                                           788           756          125(1)       1,669
          Deferred revenue                                                            -             18            -             18
          Current portion of LTD                                                      83            45        1,194(1)       1,322
-----------------------------------------------------------------------------------------------------------------------------------
                   Total current liabilities                                       1,673         1,013        1,319          4,005
-----------------------------------------------------------------------------------------------------------------------------------
 Long-term debt                                                                      265           628        4,267(1)       5,160
-----------------------------------------------------------------------------------------------------------------------------------
 STOCKHOLDERS' EQUITY
          Preferred stock, $.01 par value, 17,500,000 shares authorized,
                   no shares issued or outstanding                                     -             -            -              -
          Series A preferred stock, $.01 par value, 2,164,362 shares                                                             -
                   authorized, issued and outstanding                                 22             -            -             22
          Series B preferred stock, $.01 par value, 556,286 shares                                                               -
                   authorized, issued and outstanding                                  -             -        1,068(1)       1,068
          Common stock, $.01 par value, 35,000,000 shares authorized,                                                            -
                   13,262,157 and 13,112,949 issued and outstanding                                                              -
                   at December 31, 1998 and December 31, 1997, respectively          133           185         (185)(3)        133
          Additional paid-in capital                                              23,946             -            -         23,946
          Accumulated deficit                                                    (10,921)        1,140       (4,640)(3)(4) (14,421)
          Note receivable - shareholder                                                            (95)          95(3)          -
          Cumulative translation adjustments                                         (25)            -            -            (25)
-----------------------------------------------------------------------------------------------------------------------------------
                   Total stockholders' equity                                     13,155         1,230       (3,662)        10,723
-----------------------------------------------------------------------------------------------------------------------------------
                   Total liabilities and stockholders' equity                    $15,092        $2,871       $1,924        $19,888
-----------------------------------------------------------------------------------------------------------------------------------


(1) To record the fair value allocation of the cash purchase price of $7.6 million, and the issuance of 556,286 shares of Series B Preferred stock, with a dividend of $.175 per share annually, and a fair value of approximately $1.1 million.

(2)  To reclassify deferred acquisition costs to goodwill.

(3)  To eliminate the equity section of HTI Bio-Products, Inc.

(4) To record $3.5 million of purchased in-process research and development.

                  STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)


                                                                                Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                               1998               1998                                 1998
                                                                SDI                HTI         Pro Forma           Combined
 NET REVENUES:                                               Actual             Actual       Adjustments        Pro Forma(5)
------------------------------------------------------------------------------------------------------------------------------
         Product related                                $    14,172         $    5,638          $     --        $    19,810
         Contract and other                                   1,553                 --                --              1,553
------------------------------------------------------------------------------------------------------------------------------
                  Total net revenues                         15,725              5,638              --             21,363
------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
         Manufacturing cost of sales                          6,222              3,039                --              9,261
         Research and development                             1,922                972                --              2,894
         Selling, general and administrative                  7,156              1,354(4)            202(1)           8,712
------------------------------------------------------------------------------------------------------------------------------
                  Total operating expenses                   15,300              5,365               202             20,867
------------------------------------------------------------------------------------------------------------------------------

                  Operating income (loss)                       425                273              (202)               496
------------------------------------------------------------------------------------------------------------------------------

Interest and other income (expense), net                        356                  3              (363)(2)             (4)
------------------------------------------------------------------------------------------------------------------------------

Income before non-recurring charges directly
  attributable to the acquisition                               781                276              (565)               492

Preferred stock dividends                                        --                 --               (97)(3)            (97)
------------------------------------------------------------------------------------------------------------------------------

Income before non-recurring charges directly
  attributable to the acquisition
Applicable to common stockholders                               781                276              (662)               395
------------------------------------------------------------------------------------------------------------------------------

Basic income before non-recurring charges directly
  attributable to the acquisition per share
         Applicable to common stockholders              $      0.06         $       --                          $      0.03
------------------------------------------------------------------------------------------------------------------------------

Shares used in computing basic income before
  non-recurring charges directly attributable to the
  acquisition
         Per share applicable to common stockholders     13,174,000                 --                           13,174,000
------------------------------------------------------------------------------------------------------------------------------
Diluted income before non-recurring charges directly
  attributable to the acquisition per share
         Applicable to common stockholders              $      0.05         $       --                          $      0.02
------------------------------------------------------------------------------------------------------------------------------

Shares used in computing diluted income before
  non-recurring charges directly attributable to the
  acquisition
         Per share applicable to common stockholders     16,103,000                 --           206,000         16,309,000
------------------------------------------------------------------------------------------------------------------------------

(1) Charge incurred for amortization of goodwill of approximately $4.0 million over its estimated useful life of 20 years.

(2) Represents interest expense on $6.0 million of new debt at approximately 7.6% interest, net of savings on the retirement of approximately $540,000 of HTI debt.

(3) Dividends on Series B preferred stock at a rate of $.175 per share annually.

(4) Includes approximately $549,000 of non-recurring, non-cash, stock based compensation.

(5) Does not include the $3.5 million non-recurring charge related to purchased in-process research and development.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        STRATEGIC DIAGNOSTICS INC.


Date:  May 12, 1999                     By:     /s/ Arthur A. Koch, Jr.
                                            ---------------------------
                                        Name:    Arthur A. Koch, Jr.
                                        Title:   Vice President - Finance and
                                                 Chief Operating Officer